Exhibit 10.134

March 6, 2011

Aharon Levy

Kefar Hess P.B 557

Zip 40692 Israel

Dear Roni:

Comverse Ltd. (“Comverse” or the “Company”) is pleased to offer you the position of Senior Vice President, BSS General Manager, managing the research and development, product pre-sale and sales support, product management and delivery for the Company’s BSS products, initially reporting to the Company’s CEO; provided, however, that the position may report to the Chief Executive Officer, Chief Operating Officer or similar position to whom all business units report for Comverse, Inc. and its subsidiaries. Initially, you will perform your duties hereunder at Comverse’s offices in Tel Aviv, Israel. In this position, you will serve as a member of the Global Executive Team. It is contemplated that you will relocate to the United States after the necessary authorization to work in the United States is obtained in accordance with the Immigration Reform and Control Act of 1986. Your employment will commence on or about April 7, 2011. The terms of this offer letter will apply to your employment with the Company in Israel. In connection with your contemplated relocation, you agree to sign, on or before the date you commence working in the United States, the offer letter and the accompanying confidentiality agreement attached hereto as Exhibit A (collectively, the “U.S. Offer Letter”), which sets forth the terms of your employment in the United States. Upon relocation, the terms of the U.S. Offer Letter executed by you will replace and supersede this offer letter which will become null and void.

1.	This offer is subject to your signing the confidentiality agreement attached as Exhibit B (the “Confidentiality Agreement”). You are required to be at the disposal of the Company during normal working hours, and even beyond those hours, should the conditions of your work and needs of your position require it. The standard weekly work hours at Comverse are at least 43 hours net, not including breaks.

2.	Your initial annual gross base salary will be approximately $320,000 and your initial gross monthly base salary will be NIS 96,538 monthly, less lawful deductions, payable in accordance with the regular payroll practices of the Company. Your monthly shall be paid to you at the beginning of each month for the previous month. Thereafter, your annual base salary will be reviewed no less frequently than annually and cost - of - living increases will be added to this amount, in accordance with the general collective agreements in Israel concerning cost-of-living increases. In addition, Comverse may make adjustments to your compensation due to business circumstances; provided, any such adjustment resulting a reduction must be (i) consistent with an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives and (ii) directed by the Company’s Board of Directors or approved by a majority of the Company’s senior leadership team.

3.

During your term of employment, you will be entitled to participate in the Company’s executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time. You will be provided with a Company car for your personal use. The use of the car is subject to the

Company car policy which is updated on an ongoing basis and currently provides for the use of a car offered by the Company with a value up to NIS 5,000 and, if the car value is lower the difference is added to your base salary payment and if the car value is higher you are personally responsible for the difference. You will be entitled to the use of a blackberry devise during the term of your employment. The number of paid vacation days to which you are entitled is 23 days per year. You are obligated to take at least 5 paid vacation days during each year of your employment, as prescribed by law. You are requested to coordinate the dates of your leave with your supervisor. The accrual of vacations days shall be in accordance with the Company’s policy as will be from time to time. Currently, according to the Company’s policy, statutory vacation days (as prescribed by applicable law) may be accumulated for no more than two years after which you shall forfeit any unused vacation remaining at the end of such two-year period. Any amounts exceeding such limit, shall be cancelled by the Company and, for the avoidance of doubt, shall not be paid out on termination. Any vacation days beyond that maximum number of the statutory vacation days, will be paid to you in cash at the end of each fiscal year. Should you become ill and have to be absent from work on account of illness, the company will pay your base salary for up to 18 sick days per year, with right to accumulate up to 90 days, all in accordance with any applicable law.

4.	The Company will provide you pension insurance (managers’ insurance/pension fund), as is customary in the Company. Each month, the company will deposit an amount equal to 13.33% of your base salary as follows: 5% for pension fund and insurance (“Compensatory Payments”) and 8.33% for severance pay. An amount equal to 5% will be deducted from your base salary each month and deposited in your pension fund/ manager’s insurance. In addition, the Company will set aside, on your behalf, the appropriate amounts for disability insurance in the insurance company “Klal” to assure 75% of your base salary. The pension fund/managers’ insurance policy will be owned by the Company. The Compensatory Payments will be transferred to you in the event of termination of employment. The “severance pay” portion of the policy will also be transferred to you, unless it is proved that you have acted contrary to the applicable law. The Company will deposit an amount equivalent to 7.5% of your base salary in an Education Fund. Each month 2.5% of your base salary will be deducted and transferred to the Education Fund These sums will also be at your disposal, at the termination of your employment.

5.	In addition to your base salary, your maximum annual bonus opportunity for each fiscal year will be $500,000 and your target bonus opportunity will be $250,000 and will be payable based upon the achievement of performance criteria; provided, however, your bonus for fiscal year 2011 shall not be less than one hundred thousand dollars ($100,000). Any bonuses shall be payable in the fiscal year following the applicable fiscal year when bonuses are customarily payable under the Company’s regular payroll practices.

An amount equal to 20% of your annual on-target bonus shall be considered as a special compensation for your obligations of confidentiality, return of confidential information, non-competition, non-solicitation, and no conflicting obligations set forth in the Confidentiality Agreement (the “Special Compensation”). You shall be obligated to return all Special Compensation amounts received from the Company upon violation of any of the said obligations set forth in the Confidentiality Agreement hereto. The Company maintains the right to withhold and set off any amounts due to you following such violation in accordance with applicable law, and all such amounts owed to the Company shall bear interest and shall be linked to the Cost of Living Index in accordance with the law. All the above shall not derogate from any of the Company’s rights pertaining to said violation by you.

6.

You will be eligible to participate in any plan or arrangement offered from time to time to other similarly situated employees with respect to severance upon termination of employment. Either you or the Company may provide the other with a written notice of termination of employment. The date of such notice shall be the “Notice Date.” Following the Notice Date in respect of a notice of termination by the Company to you without cause and other than in connection with a relocation contemplated by Section 11 of this offer letter, (1) you shall continue to provide services to the Company and shall provide transitional assistance to identified successor(s) until the 60th day after the Notice Date (the “Continuous Service Termination Date”) and (2) your employment shall terminate and your last day on payroll shall be the six month anniversary of the Notice Date. In addition, if you are terminated without cause by Comverse, you will be entitled to (i) a lump sum payment equal to the sum of 50% of your target annual bonus, (ii) to the extent that you did not receive from your prior employer amounts you are entitled to upon termination (equal to one month of base salary for each month of prior service), you will be entitled to receive such amounts up to an amount not to exceed NIS 230,000 and (iii) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year. “Cause” shall, for the purpose of this offer, be defined as a good faith finding by Comverse of (i) a material violation of any of the provisions of this offer or the Confidentiality Agreement, some other material breach of duty owed by you to Comverse, material violation of a material Comverse policy or procedure, (ii) fraud or dishonesty, theft of Comverse assets, (iii) gross negligence or misconduct, or (iv) the conviction or plea of nolo contendere to a felony or crime of moral turpitude. As a condition precedent to receiving the payments contemplated by this paragraph that are in excess of those required by statute, you will be required to execute and deliver to the Company a waiver and release substantially in the form attached to this offer letter as Exhibit C.

Upon termination of your employment with the Company, for any reason whatsoever (other than in connection with a relocation contemplated by Section 11 of this offer letter), you will transfer your job in any orderly manner to any person as instructed by the Company. You will be required to hand over to the Company all documents, information, equipment and materials in your possession, in connection with your work.

7.	Company working procedures and conditions, as periodically determined or modified by the management, will constitute an integral part of your working conditions.

8.	You will be eligible to participate in its Executive Severance Protection Plan applicable to senior level executives such as yourself. The plan protects eligible participants in the event of employment termination without cause following, or in anticipation of, a change in control of Comverse. Under the terms applicable to you, if a change in control occurs, and you are terminated without cause, under certain circumstances you would be eligible to (i) receive 75% of your annual base salary and target bonus amount as severance; (ii) receive the pro-rated amount of the actual bonus you would have earned for the year in which termination occurs; (iii) continue to receive health care and certain other benefits for the defined period; and (iv) receive the benefit of the acceleration of all vesting for equity incentive awards.

9.

The Compensation and Leadership Committee recommended and the Board approved a grant of 70,000 deferred stock units representing the right to receive, upon vesting, shares of Comverse Technology, Inc. common stock (“Common Stock”) in accordance with the terms and conditions of the Company’s 2005 Stock Incentive Compensation Plan, subject to your commencing employment with Comverse. Shares of Common Stock in respect of the award will vest and be delivered, contingent upon your continued employment with Comverse, over a period of three years and subject to the terms and conditions applicable to such awards made to similarly situated executives at such time.

In addition, the Compensation and Leadership Committee recommended and the Board approved a special, one-time grant of 30,000 deferred stock units representing the right to receive, upon vesting, shares of Common Stock in accordance with the terms and conditions of the Company’s 2005 Stock Incentive Compensation Plan (the “Make Whole Award”), subject to your commencing employment with Comverse. Shares of Common Stock in respect of the award will vest and be delivered, contingent upon your continued employment with Comverse, over a period of three years and subject to the terms and conditions applicable to such awards made to similarly situated executives at such time. Upon any termination of your employment by the Company without Cause, the unvested portion of your Make Whole Award shall immediately vest.

The deferred stock award would be documented using the form of the Comverse Technology, Inc. Deferred Stock Award Agreement.

During the term of your employment, you will be eligible to receive equity awards under the Comverse Technology, Inc. stock incentive plans based on your performance and the performance of the Company, as determined in the good faith discretion of the Comverse Technology, Inc. Board of Directors and/or Compensation and Leadership Committee, as applicable, and consistent with your role and responsibilities as Senior Vice President, BSS General Manager of the Company, with such awards to be assessed on an annual basis.

Employee eligibility to receive benefits and/or participate in benefit programs is governed by the applicable plan documents and Company policies. As an employee of Comverse, you agree to abide by all material Company policies and procedures for employees. All Company policies applicable to employees can be found on the Company’s intranet. The Company reserves the right to modify its offered benefits and policies periodically. Further information regarding Company benefits will be provided during a new hire orientation, to be conducted when you start your employment.

10.	During your term of employment, you are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this offer letter, and the Company will reimburse you for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto. In addition, the Company shall pay for reasonable legal fees and expenses up to an amount of $5,000 that you have incurred in connection with the negotiation and drafting of this offer letter.

11.	In addition, the Company agrees to advance legal costs in defending a claim against you to the extent initiated by your former employer solely due to your employment by Comverse, subject to certain conditions:

•	accuracy of the representations made by you in connection with your evaluation of this employment opportunity with Comverse;

•	continued compliance with employment terms (unless otherwise ordered by court);

•	no conflicts between you and the Company; and

•	Comverse’s right to designate legal counsel.

If a court decision prior to the 6 month anniversary of the date on which you inform us that you have provided notice to your current employer (the “Notification Date”) prohibits you from working for Comverse for a period of less than 6 months, the Company will pay you your monthly base salary during such limitation period, and your start date for purposes hereof will be the actual first day on which you will provide your services to the Company.

If a court decision prior to the 6 month anniversary of the Notification Date prohibits you from working for Comverse for a period exceeding 6 months, your employment will be terminated and you will be entitled to liquidated damages equal to 6 times your monthly base salary.

In accordance with Comverse’s relocation programs, policies and practices in effect at the time of this offer, you will be eligible for the relocation services and benefits outlined within this section of this offer letter. Comverse will provide the services and cover the costs incurred from the offered services listed below to relocate you and your family to the Mount Laurel, New Jersey area. Upon relocation, you agree to execute and deliver the form of U.S. Offer Letter and this offer shall become null and void. In connection with such termination and relocation, you will be entitled to the Company shall (i) deliver to you letter(s) instructing that all Compensatory Payments and the “severance pay” portion of the pension fund/ managers’ insurance policy be released to you (and, for purposes of clarity, the amounts in the severance portion of the fund will be used to fund, in part, the amounts to be paid by the Company to you pursuant to Israeli Severance Pay Law); (ii) the Company shall redeem all unused vacation days accrued by you as of the date of termination and relocation, calculated on the basis of base salary; (iii) pay you the pro rata portion of your unpaid convalescence pay or there shall be an offset against other amounts paid of any prepaid convalescence pay; and (iv) to the extent that you did not receive from your prior employer amounts you are entitled to upon termination (equal to one month of base salary for each month of prior service) and conditioned upon your execution and delivery of a release and waiver substantially in the form of Exhibit C, you will be entitled to receive such amounts up to an amount not to exceed NIS 230,000.

The relocation services offered to you within the terms of this letter is limited to $50,000 (fifty thousand U.S. dollars). If the following services exceed the stated amount, you will be responsible for the balance of the costs. Any relocation service not specifically provided below will not be part of the relocation services offered to you. If any of the relocation services listed below is not required by you, you will not be permitted to exchange the unneeded services for cash allowance.

•	Business-class, (1)-way airfare to New York for you and your family.

•

Movement of household goods by a company-approved shipment vendor (inclusive of packing, loading, insurance and thirty (30)-day storage of goods) from your current residence in Israel to the United States.

•	Reimbursement of expenses incurred in connection with obtaining the necessary authorization to work in the United States, including the fees and disbursements of counsel designated by the Company.

•	Receipts-driven reimbursement for other qualifying relocation-related expenses.

•

One (1) house-hunting trip (three (3) days/two (2) nights) to your new location for you and your spouse, inclusive of business-class, round-trip airfare, company-approved hotel accommodations and per diem.

Sharon Edenburg will be your contact for relocation assistance. She can be reached at Sharon.Edenburg@comverse.com or by phone at 03-7678609.

12.	Please be advised your employment with Comverse will be “at will” which means that either you or Comverse may terminate your employment with the Company at any time in accordance with the terms herein. Neither this offer letter, the Confidentiality Agreement, nor the content of any discussions with Comverse constitutes a contract of employment for any specified duration or a guarantee of any level of benefits or compensation. Subject to the other terms and conditions set forth in this letter and your consent, Comverse may change your position, place of work, rate of pay, and/or other terms of your employment based upon the needs of the Company, but any such mutually agreed change shall be consistent with your position as a senior executive of the Company. The terms of this offer supersede any other agreements or promises, written or oral, made to you by anyone on behalf of the Company and you acknowledge that you have not relied upon any other written or verbal discussions concerning employment with Comverse. The terms of this offer cannot be modified or amended unless such a change is made in writing and signed by an authorized representative of the Company.

13.	It is understood and agreed that this offer letter and the Confidentiality Agreement, constitute the entire agreement between Comverse and you with respect to your employment by the Company. This offer letter is governed by and construed and interpreted in accordance with the laws of the State of Israel. You agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this offer letter shall be commenced only in a court of the State of Israel, and you consent to the jurisdiction of such court. Each party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this offer letter.

If you choose to accept our offer pursuant to the terms above, please sign this offer letter and the Confidentiality Agreement and return both original, signed documents. Please keep copies of all signed documents for your own files.

This offer is valid until 5:00 PM U.S. EST                     . If we have not received your signed acceptance by this date and time, please be advised the offer is revoked and considered null and void.

We look forward to welcoming you as part of the Comverse team. The opportunities for professional and personal growth at Comverse are great and we believe your contributions will greatly increase the likelihood of our organization’s continued success.

Sincerely,

Comverse Ltd.

I confirm that I have read, understood, and agree to all terms and conditions of employment as outlined above.

/s/ Aharon Levy
Aharon Levy
Date: March 6, 2011

Exhibit A

U.S. Offer Letter

[            ] 201[ ]

Aharon Levy

[STREET]

[CITY, ZIP CODE]

Dear Aharon:

In connection with your relocation to the United States, Comverse, Inc. (“Comverse” or the “Company”) is pleased to offer you to continue to serve as Senior Vice President, BSS General Manager, managing the research and development, product pre-sale and sales support, product management and delivery for the Company’s BSS products. In this position, you will serve as a member of the Global Executive Team, initially reporting to the Company’s CEO; provided, however, that the position may report to the Chief Executive Officer, Chief Operating Officer or similar position to whom all business units report for Comverse, Inc. and its subsidiaries. The position is based out of Comverse’s office in Mount Laurel, New Jersey. Your employment in the United States under this offer letter will commence on or about [            ], 201[ ](the “Effective Date”).

14.	This offer is subject to satisfactory completion of the following as determined by the Company:

•	Completion of an I-9 form and appropriate proof of authorization to work in the United States in accordance with the Immigration Reform and Control Act of 1986.

•

Your signing and returning of the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, enclosed for your review and which must be signed and returned to the Company prior to your first day of work.

Upon the later of (i) signing this offer letter and the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement attached as Exhibit A and (ii) the Effective Date, the terms of this offer letter will replace and supersede the terms of the offer letter, dated March [ ], 2011 (the “Israeli Offer Letter”) which will become null and void.

15.	Your initial annual gross base salary will be $350,000, less lawful deductions, payable in accordance with the regular payroll practices of the Company. Thereafter, your annual base salary will be reviewed no less frequently than annually. In addition, Comverse may make adjustments to your compensation due to business circumstances; provided, any such adjustment resulting a reduction must be (i) consistent with an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives and (ii) directed by the Company’s Board of Directors or approved by a majority of the Company’s senior leadership team. As a non-exempt employee, you understand and agree that you are not eligible for overtime and to abide by Comverse’s United States Overtime Policy in effect at the time you earn overtime compensation. The Company’s United States Overtime Policy can be found on the Company’s intranet.

16.	During your term of employment, you will be entitled to participate in the Company’s executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time.

17.	In addition to your base salary, your maximum annual bonus opportunity for each fiscal year will be $500,000 and your target bonus opportunity will be $250,000 and will be payable based upon the achievement of performance criteria; provided, however, your bonus for fiscal year 2011 shall not be less than one hundred thousand dollars ($100,000). Any bonuses shall be payable in the fiscal year following the applicable fiscal year when bonuses are customarily payable under the Company’s regular payroll practices.

18.	You will be eligible to participate in any plan or arrangement offered from time to time to other similarly situated employees with respect to severance upon termination of employment. Either you or the Company may provide the other with a written notice of termination of employment. The date of such notice shall be the Notice Date. Following the Notice Date in respect of a notice by the Company to you without cause, your employment shall terminate on the date in the notice and in respect of a written notice by you, you shall not terminate your employment any sooner than the day which is 60 days after the Notice Date to assist with transition. If you are terminated without cause by Comverse, you will be entitled to (i) a lump sum payment equal to the sum of 50% of your annual base salary and target bonus, (ii) to the extent not previously paid by Comverse Ltd. and to the extent that you did not receive from your employer prior to Comverse Ltd. amounts you are entitled to upon termination (equal to one month of base salary for each month of prior service), you will be entitled to receive such amounts up to an amount not to exceed NIS 230,000 and (iii) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year. “Cause” shall, for the purpose of this offer, be defined as a good faith finding by Comverse of (i) a material violation of any of the provisions of this offer or the Confidentiality Agreement, some other material breach of duty owed by you to Comverse, material violation of a material Comverse policy or procedure, (ii) fraud or dishonesty, theft of Comverse assets, (iii) gross negligence or misconduct, or (iv) the conviction or plea of nolo contendere to a felony or crime of moral turpitude. As a condition precedent to receiving the payments contemplated by this paragraph, you will be required to execute and deliver to the Company a waiver and release substantially in the form attached to this offer letter as Exhibit B.

Upon termination of your employment with the Company, for any reason whatsoever, you will transfer your job in any orderly manner to any person as instructed by the Company. You will be required to hand over to the Company all documents, information, equipment and materials in your possession, in connection with your work.

19.	During the term of your employment, you will be eligible to receive equity awards under the Comverse Technology, Inc. stock incentive plans based on your performance and the performance of the Company, as determined in the good faith discretion of the Comverse Technology, Inc. Board of Directors and/or Compensation and Leadership Committee, as applicable, and consistent with your role and responsibilities as Senior Vice President, BSS General Manager of the Company, with such awards to be assessed on an annual basis.

20.	As an employee of our Company, you will be eligible to enroll and receive Company benefits which currently include:

•	Medical insurance, dental insurance and vision coverage;

•	Life, accident, short-term and long-term disability insurance;

•	401(K);

•	Dependent and health care flexible spending accounts;

•	Company holidays, 20 paid working days off (PTO) per year and seven (7) accrued illness/personal days per year.

Employee eligibility to receive benefits and/or participate in benefit programs is governed by the applicable plan documents and Company policies. As an employee of Comverse, you agree to abide by all material Company policies and procedures for employees. All Company policies applicable to employees can be found on the Company’s intranet. The Company reserves the right to modify its offered benefits and policies periodically. Further information regarding Company benefits will be provided during a new hire orientation, to be conducted when you start your employment in the United States.

21.	During your term of employment, you are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this offer letter, and the Company will reimburse you for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto.

22.	Pursuant to the terms of the Israeli Offer Letter the Company paid for certain relocation services and to relocate you and your family to the Mount Laurel, New Jersey area as you will be based in the Company’s Mount Laurel, New Jersey office.

After the completion of one (1) year after your relocation and once in every twelve-month period thereafter prior to your localization in accordance with Company policies, you and your qualifying, accompanying family members will be eligible round-trip, coach class airfare to Israel. Hotel accommodations, rental car and per diem will not be included as part of this leave and your leave days will be deducted from your vacation days.

If you voluntarily terminate or otherwise leave your employment for reasons within your own control, or if you are terminated by Comverse for Cause within one (1) year from the Effective Date, you will be required to promptly re-pay the costs of all relocation services provided to you and as contained within this offer and any other additional costs directly associated with your relocation, paid for or reimbursed by Comverse. This amount due will be deducted from your final pay. If your final pay is not sufficient to cover all of the expenses, you agree to pay Comverse upon demand the remaining balance.

23.	During the first six months of your employment under this offer letter, you will entitled to be reimbursed by the Company for housing, lodging and car expenses of up to $3,000 per month.

24.	Compliance with Code Section 409A

If any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the

New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this offer letter. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you will pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay you an amount equal to the amount of such premiums paid by you during such six-month period promptly after its conclusion.

Each of Comverse and you acknowledge and agree that the interpretation of Section 409A and its application to the terms of this offer letter is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to you that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and you agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to you the after-tax economic equivalent of what otherwise has been provided to you pursuant to the terms of this offer letter, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this offer letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All reimbursements for costs and expenses under this offer letter will be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Any tax gross-up payments under this offer letter will be paid in no event later than the end of the calendar year following the year in which any excise tax, income tax or other amount comprising a gross-up payment was remitted to the relevant taxing authority.

25.

Please be advised your employment with Comverse will be “at will” which means that either you or Comverse may terminate your employment with the Company at any time with or without cause. Neither this offer letter, the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, nor the content of any discussions with Comverse constitutes a contract of employment for any specified duration. The terms of this offer supersede any other agreements or promises, written or oral, made to you by anyone on behalf of the Company and you acknowledge that you have not relied upon any other written or verbal discussions concerning employment with Comverse. The terms of this offer cannot be modified or amended unless such a change is made in writing and signed by an authorized representative of the Company.

26.	Notwithstanding anything to the contrary contained in this letter, to the extent that any of the payments and benefits provided for under this letter or any other agreement or arrangement between you and the Company (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. If the limitation set forth in this Section 14 is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

27.	It is understood and agreed that this offer letter and the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, constitute the entire agreement between Comverse and you with respect to your employment by the Company. In the case of a conflict between the terms of this offer letter and the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, the terms of the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement shall control. This offer letter is governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. Each party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this offer letter. To the fullest extent permitted by law, the parties hereby expressly waive their right to a jury trial for any claim relating to rights or obligations under this offer letter.

If you choose to accept our offer pursuant to the terms above, please sign this offer letter and the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement and return both original, signed documents to Comverse Technology, Inc., Attention: Human Resources Service Center Employment, 200 Quannapowitt Parkway, Wakefield, MA 01880. Please keep copies of all signed documents for your own files.

This offer is valid until 5:00 PM U.S. EST             . If we have not received your signed acceptance by this date and time, please be advised the offer is revoked and considered null and void.

We look forward to welcoming you as part of the Comverse team. The opportunities for professional and personal growth at Comverse are great and we believe your contributions will greatly increase the likelihood of our organization’s continued success.

Sincerely,

Comverse, Inc.

I have read the foregoing and agree to these terms of employment with Comverse.

Aharon Levy

Date:

Enclosures:	Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement
Employment Eligibility Verification (I-9)

Exhibit A to U.S. Offer Letter

Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement

EMPLOYEE CONFIDENTIALITY,

INTELLECTUAL PROPERTY, NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

This Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement (“Agreement”) is effective by and between the Company and Aharon Levy (the “Employee”).

In consideration of Employee’s employment by the Company, and the payment of salary to Employee and for other valuable consideration, the receipt and adequacy of which Employee hereby acknowledges, Employee agrees (as either part of or in addition to Employee’s regular duties) as follows:

1. Definitions: As used in this Agreement, the following terms have the meanings indicated:

a. “Company” means Comverse, Inc. (“Comverse”) and, as appropriate, any currently existing or future parent, subsidiary, or other affiliated entity that directly or indirectly controls, is controlled by, or is under common control with Comverse, and any of these companies’ successors and assigns, by which Employee is now or hereafter employed. In the event that this Agreement is assigned by Company to a person or company who contemporaneously employs Employee, the “Company” shall thereafter be defined to mean and to refer to that assignee.

b. “Company Competitor” has the meaning stated in Section 12 below.

c. “Confidential Information” means information in any medium, whether written, oral, visual, electronic or other tangible or intangible form, consisting of business, technical, financial, employment or personal information of the Company or of any customer, vendor, consultant, advisor or other third party with whom the Company has or is contemplating a business relationship or other engagement (“Third Parties”), whether or not marked or otherwise identified as confidential or proprietary. Confidential Information includes, but is not limited to: data, technology, know-how, Inventions, Creative Works, discoveries, designs, processes, formulations, models, equipment, algorithms, computer programs and software, in object code and source code, and any derivative works, modifications, fixes and enhancements thereto, cost information, interfaces, technical documentation, product manuals, specifications, trade and business secrets, marketing and business plans, forecasts, projections and analyses, financial analyses and financial statements, sales, pricing and customer information, employee and other personnel information or data, customer technical requirements, requests for proposals, installation and service procedures, maintenance and support programs, contracts, legal tactics and attorney work product and information consisting of, concerning, or relating to, research and development work, current, future, planned or proposed products and pre-release devices. Confidential information does not include any information that (a) was in Employee’s possession or known to Employee, without an obligation to keep it confidential, before such information was disclosed to Employee by the Company or Third Parties; or (b) is or becomes lawfully public knowledge through a source other than Employee and through no fault of Employee.

d. “Creative Works” means any and all original works of authorship fixed in any tangible medium of expression, including, but not limited to, writings, compilations of data, charts, drawings, software, videos, photographs, music, designs, and mask works, and further including, but not limited to, any other subject matter for which copyright or mask work protection would apply, specifically including original or revised designs, computer software, advertising and marketing materials, instructional and procedural manuals, and related documents and copies thereof.

e. “Duly Authorized Representative” means an employee of the Company at the Vice President level or higher.

f. “Employment” means the period of time, including the time prior to the date signed below, during which Employee was or is employed, either full or part-time, by any entity included within the definition of the Company.

g. “Intellectual Property Rights” means the collection of proprietary legal rights in Inventions, Creative Works, Confidential Information, and other related forms of intangible property that can be protected under various patent, copyright, mask work, trademark, trade secret and know-how, and related laws.

h. “Inventions” means any and all discoveries, improvements, designs, and inventions, whether or not patentable, including, but not limited to, any new or improved products, processes, methods, machines, systems, computer software, compositions of matter, and further including, but not limited to, any other subject matter for which a patent or inventor’s certificate may be obtained.

2. Confidentiality: Employee acknowledges that, as a result of Employee’s Employment, Employee will have access to Confidential Information and other valuable rights of the Company. In addition to all duties and obligations imposed by law on Employee, unless Employee has express prior written consent from a Duly Authorized Representative of the Company or any attorney in the legal department of the Company to do otherwise, Employee agrees that: (i) Employee will treat as confidential and protect the secrecy of any Confidential Information that may be made available to Employee, (ii) Employee will not disclose, publish, or otherwise make any Confidential Information known to the public or to any third party and (iii) Employee will not use any Confidential Information for the benefit of any person or organization (including Employee) other than the Company.

3. Termination and Return of Company Property:

a. Upon the termination of Employment for any reason, or at any other time that the Company may request, Employee shall promptly deliver to the Company (and shall not delete or destroy) all Confidential Information and all Company property, including any originals and all copies of any documents, records, data, software or other property, whether stored on computers or in hard copy, obtained from the Company or a third-party. Such property shall include everything obtained during and as a result of Employee’s employment with the Company, other than documents related to Employee’s compensation and benefits, such as pay stubs and benefit statements. In addition, Employee shall also return any phone, facsimile, printer, computer, personal digital assistant (PDA), or other items or equipment provided by the Company.

b. Employee shall not access the Company’s computer systems after the termination of Employee’s Employment.

c. If requested by the Company, Employee shall attend an exit interview upon termination of Employment to ensure that Employee complies with the terms of this Agreement.

4. Third-Party Confidentiality:

a. Employee shall not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to persons not affiliated with the Company, including any of Employee’s former employers. Employee also acknowledges that the Company has disclosed to Employee that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Employee consents to be bound by any such duty owed by the Company to any third party.

b. Except for any prior obligations that Employee may have that are contained in any previous agreements of which Employee has attached a copy hereto, Employee represents that Employee is not subject to any agreement containing a non-competition, non-solicitation, or any other restriction with respect to (i) the nature of any services or business that Employee is being hired to perform or conduct for the Company, or (ii) the disclosure or use of any information that directly or indirectly relates to the business of the Company or to the nature of any services that Employee expects to be performing for the Company.

c. Employee further represents that Employee has not disclosed or used, and will not disclose or use, during Employee’s Employment, any confidential information that Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality before the commencement of Employee’s Employment with the Company.

5. Submission of Inventions and Creative Works: Employee shall promptly submit, to a designated representative of the Company, a written description of all ideas, discoveries, improvements, designs, writings, and all Inventions and Creative Works, whether or not patentable or copyrightable, that Employee may conceive or make or author, either solely or jointly with others, at any time during Employment, whether or not on Employee’s own time or with the Company’s resources, that relate to the present or anticipated business, research, or development of the Company; and Employee shall create, maintain, preserve, and make available to the Company as part of the Company’s property, complete, accurate, and up-to-date records, including but not limited to, correspondence, prototypes, models, drafts, and other written or tangible data, of all such inventive and creative activity. The Company shall promptly consider Employee’s written request to maintain any such submission in confidence.

6. Ownership of Inventions: Employee hereby assigns and agrees to assign to the Company all right, title, and interest in any Inventions Employee conceives or makes, either solely or jointly with others, at any time during Employment, and whether or not developed on Employee’s own time or with the Company’s resources, and Employees agrees that ownership is and shall reside in the Company; EXCEPT, however, that this assignment does not apply to, and Employee retains ownership of, any Invention: (i) that does not relate to the present or anticipated business, research, or development of the Company; and (ii) that Employee can show did not involve the use of any equipment, supplies, facilities, or trade secret information of the Company; and (iii) that did not result from any work Employee performed for the Company; and (iv) that Employee developed entirely on Employee’s own time. Any such Invention first reduced to practice within twelve (12) months after termination of Employment shall be disclosed by Employee to the Company and treated as if conceived during such Employment unless Employee can establish specific events giving rise to the conception that occurred after such Employment. Employee has specifically listed, in the space provided in Section 9 of this Agreement entitled “List of All Employee Prior Intellectual Property Rights”, any and all Inventions Employee conceived or made or acquired prior to Employment, and Employee hereby disclaims ownership of and agrees not to assert against the Company any rights in any Inventions not so listed. The Company agrees to promptly consider Employee’s written request for a release of any Invention for which this Agreement does not apply or in which the Company has no commercial interest.

7. Ownership of Creative Works: Employee acknowledges that all Creative Works that are covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 will be considered a “work made for hire”, and the Company will be regarded as the author and owner of all copyrights in any such works. As to any Creative Works that are not “works made for hire” under the Copyright Act, such that Employee is regarded as the copyright author and owner, Employee hereby assigns and agrees to assign to the Company all right, title, and interest in any such Creative Works authored, either solely or jointly with others, at any time during Employment, and whether or not developed on Employee’s own time or with the Company’s resources, and Employee agrees that ownership is and shall reside in the Company; EXCEPT, however, that this assignment does not apply to, and Employee retains ownership of, any Creative Works: (i) that do not relate to the present or anticipated business, research, or development of the Company; and (ii) that Employee can show did not involve the use of any equipment, supplies, facilities, or trade secret information of the Company; and (iii) that did not result from any work Employee performed for the Company; and (iv) that Employee authored entirely on Employee’s own time. Employee has specifically listed, in the space provided in Section 9 of this Agreement entitled “List of All Employee Prior Intellectual Property Rights”, any and all Creative Works Employee has authored or acquired prior to Employment that relate to the present or anticipated business, research, or development of the Company, and hereby disclaims ownership of and shall not assert against the Company any rights in any Creative Works not so listed. The Company agrees to promptly consider Employee’s written request for a release of any Creative Works for which this Agreement does not apply or in which the Company has no commercial interest.

8. Cooperation: Both during and after Employment, Employee shall cooperate with the Company and promptly review, sign, and return all documents, communicate all pertinent information, and do anything else reasonably requested by the Company to obtain, maintain, enforce, and defend its Intellectual Property Rights and to vest in the Company all rights therein free of all encumbrances and adverse claims. Employee will not be entitled to further compensation for these services, except that Employee will be entitled to receive reasonable compensation for the time reasonably required for such services rendered after termination of Employment.

9. List of All Employee Prior Intellectual Property Rights: As required by Sections 6 and 7, Employee hereby identifies all Inventions and Creative Works conceived or made or acquired, either alone or jointly with others, prior to Employment. Employee represents that this list is complete. If there is no information listed, Employee represents that no such Inventions or Creative Works exist.

[    ] No Inventions

[    ] See Below:

___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

[    ] Additional sheets attached

10. At-Will Employment: Employee understands and acknowledges that this Agreement does not constitute an employment contract for a specific term, and that Employee is free to resign from Employment and the Company is free to terminate Employment at any time, for any or no reason, with or without notice, except as otherwise stated in Employee’s offer letter.

11. Future Employment: During Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), prior to accepting employment with any new employer that has been, is, or, to the knowledge of the Employee, plans to be engaged in competition with the Company, Employee will inform such employer of the existence of this Agreement and provide such employer with a copy. Employee authorizes the Company to forward a copy of this Agreement to any actual or prospective new employer, and inform any actual or prospective new employer of any concerns the Company may have about actual or possible conduct by Employee that may be in breach of this Agreement.

12. Non-Competition: Employee shall not, during Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), directly or indirectly engage in any activity on behalf of a Company Competitor in any capacity relating to any product(s) or service(s) on which Employee worked on behalf of the Company during Employment or about which Employee had access to Confidential Information during Employment. As used herein, “Company Competitor” means any person or organization (including Employee acting independently) engaged in, or, to the knowledge of the Employee, planning to engage in, any of the businesses of the Company, specifically including any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services which are in competition with the Company’s then current or intended products or services. The restrictions under this Section will be applicable in any state or country in which the Company then conducts business or reasonably has plans to conduct business. It is not the intent of these restrictions to bar Employee from employment in a non-competitive capacity for any company whose general business is the manufacture of communications equipment or delivery of communications services.

13. Non-Solicitation: Employee shall not, during Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), directly or indirectly, engage in, assist in, or be connected in any manner with: (i) the solicitation of business from any of the Company’s clients or customers with whom Employee interacted as part of Employment (except for and on behalf of the Company), nor any attempt to induce any of the Company’s suppliers, licensees, clients, customers or other business relations with whom Employee interacted as part of Employment to withdraw from, or reduce their business with, the Company; or (ii) the solicitation for employment, consulting, or contract work of any of the Company’s employees, nor any attempt to induce any of the Company’s employees to leave employment with the Company, without the express prior written consent of a Duly Authorized Representative of the Company.

14. Remedies:

a. EMPLOYEE AGREES THAT THE DURATION AND GEOGRAPHIC SCOPE OF THE NON-COMPETITION AND NON-SOLICITATION PROVISIONS SET FORTH IN SECTIONS 12 AND 13 ARE REASONABLE AND ACCEPTABLE.

b. Employee recognizes that the obligations to assign certain Inventions and Creative Works to the Company, not disclose or use Confidential Information, and not to compete or solicit, are special, unique, and of extraordinary character, for which an action at law for monetary damages would not be adequate in the event of a breach. Therefore, in the event of any actual or threatened breach of those obligations, the Company shall be entitled, in addition to any other remedies available to it, to specific performance, to preliminary, temporary or permanent injunctive relief, or to any other equitable relief that the court may find just and proper to enforce this Agreement, along with recovering reasonable attorneys’ fees and costs of prosecuting any action.

c. In the event that an appropriate court determines that any provisions of Sections 12 (Non-Competition) and 13 (Non-Solicitation), including the provisions regarding duration, geographic scope, prohibited activities, or otherwise, are unenforceable, the restrictions and limitations of these paragraphs may be reduced or curtailed to the extent necessary to render them enforceable and that those Sections shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The Company and Employee intend Sections 12 and 13 to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where those provisions are intended to be effective.

15. Assignment: Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. The Company may assign its rights and delegate any of its duties or obligations under this Agreement in its sole discretion.

16. Notices: Any notice required or desired to be given under this Agreement shall be deemed given only if in writing sent by overnight carrier or registered/certified mail as follows:

•	If to Employee: To Employee’s most recent home address provided to the Company.

•	If to Company: To Company’s then current mailing address and to the attention of Vice President of Americas HR Service Center.

17. Applicable Law: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable law, including any claims asserting misappropriation of trade secrets or unfair trade practices.

18. Jury Waiver: TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL FOR ANY CLAIM RELATING TO RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

19. Severability: If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

20. Waiver: No waiver by either party of any breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or violation hereof. In the event that Employee believes that employment otherwise in violation of this Agreement would not harm the Company’s legitimate business interests, Employee may request the Company to waive certain of the restrictions contained in this Agreement. Any such request shall be made, pursuant to Section 16 of this Agreement, in writing to the Company’s Vice President of Americas HR Service Center and shall identify the business with whom the Employee seeks to associate and describe the duties that the Employee seeks to perform. The Company has the sole discretion whether to grant such a waiver. No waiver of any restrictions under this Agreement will be effective unless in writing and signed by a Duly Authorized Representative of the Company.

21. Headings: The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22. Survival:

a. Employee’s obligations under this Agreement and the Company’s rights under this Agreement shall survive the termination of Employee’s employment with the Company.

b. Employee’s obligations hereunder shall continue in full force and effect in the event that Employee’s job title or responsibilities or other conditions of Employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new agreement.

23. Amendments: This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge hereof be affected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought.

24. Entire Agreement: This Agreement is the entire agreement between the Company and Employee and supersedes any previous oral or written agreement or understanding between the Company and Employee with respect to the subject matter hereof. No other representations, warranties, promises, or undertakings have been made or are valid other than those expressly contained in this Agreement.

BY SIGNING THIS AGREEMENT, EMPLOYEE HEREBY CERTIFIES THAT EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE MEANING OF ALL TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE ABOVE NOTICE REGARDING INVENTIONS, AND THAT EMPLOYEE ACKNOWLEDGES THE RIGHT TO SEEK INDEPENDENT LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT.

Signed and Witnessed at                             , on                     ,

EMPLOYEE:	COMPANY

By:
(Signature)

(Printed Name)	(Signature)

(Date)	(Printed Name)

(Title)

(Date)

WITNESS:

(Signature)

(Printed Name)

Exhibit B to U.S. Offer Letter

Form of Release

This RELEASE (“Release”) dated as of                      between Comverse, Inc., a Delaware corporation (the “Company”), and Aharon Levy (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment offer letter dated             , 2011 under which the Executive was employed to serve as the Company’s Senior Vice President, BSS General Manager (the “Offer Letter”); and

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective                     ; and

WHEREAS, pursuant to the Offer Letter, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Offer Letter, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, employee benefit plans and their administrators or fiduciaries, insurer of any such entities, and its and their successors and assigns and others related to such entities, in each case, only in such person’s capacity as such, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the separation from the Company, the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer of Company in accordance with the Company’s By-laws and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants or any existing rights relating to outstanding incentive equity held by the Executive under written agreements relating to the same, or (iii) to pay any amounts payable under the terms of the Offer Letter (including, without limitation, any severance or other items payable following termination of Executive’s employment). In addition, Executive does not waive his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

3. The Executive acknowledges that before entering into this release, he has had the opportunity to consult with any attorney or other advisor of the Executive’s choice, and the Executive is hereby advised to do so if he chooses. The Executive further acknowledges that by signing this release, he does so of his own free will and act, that it is his intention to be legally bound by its terms, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this release other than the express terms set forth herein. The Executive further acknowledges that he has carefully read this release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Paragraph 1 above.

4. The Executive acknowledges that he has been provided at least 21 days to review the release. In the event the Executive elects to sign this release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke this release by so notifying the Company (200 Quannapowitt Parkway, Wakefield, Massachusetts, Attention: Human Resources) in writing, such notice to be received by the Company within the 7 day period. This Release shall not become effective or enforceable, and no payments under the release shall be made, until this seven (7) day revocation period expires without the Executive having revoked this release.

IN WITNESS WHEREOF, the parties have executed this release on the date first above written.

COMVERSE, INC.

By:
Name:
Title:

THE EXECUTIVE

Aharon Levy

Exhibit B

Confidentiality Agreement

CONFIDENTIALITY, NON-COMPETE AND PROPRIETARY RIGHTS AGREEMENT

1. My obligations under this Confidentiality, Non-Compete and Proprietary Rights Agreement (the “Agreement”) are towards the Company and towards its parent company, subsidiaries and affiliates and successors, as such may be from time to time, including any successor in interest acquiring the Company’s operations and/or activities in whole or in part (the “Company’s Affiliates”).

2. Confidentiality: I will regard and retain as strictly confidential and will not, directly or indirectly, disclose to any third party, or use for any unauthorized purposes either during or at any time after the term of my employment with the Company without limitation regarding time or place, any Confidential Information (as defined below) that I have acquired during my employment or in consequence of my employment or association with the Company or the Company’s Affiliates, without the written consent of an authorized representative of the Company.

“Confidential Information” herein includes, but is not limited to, research and development related to actual or anticipated products, inventions, hardware, computer software programs, databases, designs, techniques, drawings, concepts, processes, methods of manufacture, business plans, customers, financial information, marketing plans and any and all trade secrets (whether or not patentable), improvements and know-how related thereto, and any other information or data relating to or concerning the technology, products or services of the Company or the Company Affiliates, in whatever tangible or intangible form and any other commercial secret, as defined in the Commercial Torts Law, 5759-1999, of the Company or any of the Company’s Affiliates. The foregoing shall not apply to any information after it was voluntarily made public by the Company or otherwise reached the public domain by lawful means.

I acknowledge that all such Confidential Information, is essential commercial and proprietary information of the Company or the Company’s Affiliates, or third parties to whom the Company or the Company’s Affiliates owe a duty of confidentiality, which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company or the Company’s Affiliates a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

3. Return of Confidential Information: All Confidential Information, whether contained in documents, electronic media, magnetic media, servers or otherwise (collectively, the “Documents”), including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into my possession or prepared by me or others, are the exclusive property of the Company or of the Company’s Affiliates, as the case may be. I agree to return to the Company all such Documents immediately upon the earlier of: (i) demand from the Company; or (ii) termination of my employment with the Company.

4. Rights in Inventions: Inventions created by me prior to my employment with the Company are as listed below (the “Previous Inventions”). Other than the Previous Inventions, I hereby acknowledge and will in the future acknowledge the Company’s (including, as applicable, the Company’s Affiliates) sole and exclusive right, title and interest, domestic and foreign to and in all Inventions. I furthermore hereby assign and transfer to the Company or to the Company’s Affiliates (to be determined upon the sole and absolute discretion of the Company) to the fullest extent under applicable law, and without additional compensation and consideration, my entire right, title and interest to and in all Inventions.

Without derogating from the aforementioned, I herby explicitly waive (i) any interest, claim or demand that I had, have, or may have in the future for, or may be entitled to, with respect to consideration, compensation or royalty payment in connection with the Inventions, including, but not limited to, any claims for consideration, compensation or royalty payments pursuant to Section 134 to the

Israeli Patent Law – 1967 (the “Patent Law”); (ii) any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”) that I had, have or may have in the future in or with respect to the Inventions. I herby acknowledge and declare that the monthly salary and other monetary benefits provided under Section 5 (“Consideration, Benefits and Payments”) of the PERSONAL EMPLOYMENT AGREEMENT to which this document constitutes an exhibit (the “Employment Agreement”) constitute the entire compensation to which I am entitled to and includes any and all considerations with respect to Inventions which I have developed made, authored, contributed to or worked on, in whole or in part, independently or jointly with others. I hereby waive all claims and agree never to assert against the Company and/or its Affiliates or licensees, any (i) rights to receive consideration, compensation or royalty payment in connection with the Inventions and/or (ii) Moral Rights.

“Inventions” herein means, collectively, all inventions, ideas, improvements, mask works, discoveries, works, designs, know-how, original works of authorship, formulae, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, and trade secrets, whether or not capable of being patented or copyrighted or protectable as trade secrets, including improvements and derivatives thereof, which during my employment with the Company or twelve (12) months thereafter (or a lesser maximum period permitted by law), I may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others and (i) which are related to the Company’s Business (as defined below); or (i) which are related to the Company’s actual or demonstrably anticipated research and development, or to any of the Company’s Affiliates’ actual or demonstrably anticipated research and development which relates to the Company’s Business; or

4.3 which are developed in whole or in part on the Company’s time or with the use of any Company’s or any of the Company’s Affiliates equipment, supplies, facilities, or Confidential Information;

Previous Inventions:

_____________________________________________________________________________________________________

_________________________

5. Disclosure and Assignment of Inventions: I will promptly disclose, reduce to writing and describe to the Company or to the Company’s Affiliates (as determined at the sole and absolute discretion of the Company) all Inventions. Immediately upon the request of the Company or its Affiliates and/or as required under applicable law, I will promptly execute and sign any written document required to effectuate, evidence and/or register the assignment to the Company or its designee(s) of all my rights, title and interests with respect to any and all Inventions, pursuant to Section 4 above.

The “Company’s Business”, as used in this Agreement, includes the provisions of products and services that provide prepaid, postpaid and converged billing and active customer management for wireless, wireline and cable network operators or enable wireless and wireline (including cable) network-based Value-Added Services.

6. Employee Assistance: I will, at the Company’s expense, assist in preparation and registration of patents and all other intellectual property in favor of the Company or its designee(s) in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my employment with the Company.

7. Non-Competition: I agree that as long as I am in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, I will not, directly or indirectly,

either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company’s Business, as they shall be at the time of termination of my employment, or (ii) information, processes, technology or equipment which competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company’s Business. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as I have no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

I further agree that as long as I am in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, I shall not- either directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world- solicit, canvas or approach in competition with the Company, any person or entity which I know as a result of my services as an employee to the Company was provided with goods or services by the Company (“Customer”), provided goods or services to the Company (“Provider”) or who invested or contemplated investment in the Company (“Investor”) at any time during the 12 months immediately prior to the termination of my employment, for the purpose of offering or receiving goods or services of the same type as or similar to the goods or services supplied or received by the Company at the termination of my employment or for the purpose of soliciting investment in an entity other than the Company.

8. Non-Solicitation: During the term of my service with the Company and for a period of twelve (12) months after termination of employment, for any reason, I will not, either directly or indirectly, including personally or in any business in which I am an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

9. No Conflicting Obligations: I will not disclose to the Company any confidential information or material belonging to a third party, including any prior employer or contractor, unless I have first received the written approval of that third party and present it to the Company.

10. Breach of Obligations: I am aware that a breach of my obligations as detailed above, or part of them, will cause the Company or the Company’s Affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, in addition to the return of the Special Compensation (as defined hereinabove), I agree, that if such a breach occurs, the Company, any of the Company’s Affiliates or any of their designee(s) shall be entitled, without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

11. Acknowledgements and Declarations:

I hereby declare and acknowledge that:

11.1 My confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation I receive under the employment agreement, and are designed to protect the Company’s and the Company Affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

11.2 Any breach of my obligations under this Agreement shall contradict the nature of the special trust and loyalty between me and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company Affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

11.3 My obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent me from developing my general knowledge and professional expertise in the area of my business, without infringing on or breaching any of the Company’s rights.

12. Assignment: The undertakings set forth herein may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

13. Survival: If any one or more of the terms contained in this Agreement shall for any reason in any judicial proceeding to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

ACKNOWLEDGED AND AGREED:

_________________________	_________________________	_________________________
Employee	Signature	Date

Exhibit C

Waiver and Release

1.	On (“Termination Date”) my employment at Comverse Ltd. (the “Company”) was terminated.

2.	Upon completion of my employment, I have received all the amounts accumulated on my behalf, including:

2.1	A gross sum of NIS for any balance of accumulated vacation days;

2.2	[A pro-rata portion of the annual convalesce pay of NIS (gross)];

2.3	The Company has transferred to me:

2.3.1	All the amounts accumulated on my behalf in the study fund (Keren Hishtalmut Fund) [If applicable],

2.3.2	All the amounts accumulated on my behalf in the Management Insurance Policy, including amounts allocated to the severance pay component therein (the “Severance Component”). I also received the gross sum of NIS which constitutes, together with the Severance Component, the full amount of severance pay to which I am entitled. [If applicable]

2.4	In addition, I received – on an ex-gratia basis, and subject to my signature hereon and to the fulfillment of my undertakings set forth herein – the following benefits pursuant to the offer letter dated [ ] (the “Agreement”):

[Add Description.]

3.	Following the termination of my employment with the Company, I will continue to be bound by obligations of the Confidentiality Agreement (as defined in the Agreement).

4.	I hereby declare, that I have given back to the Company all equipment and property of the Company or any of its affiliate that is, or was, under my possession, including all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards, credit cards, vehicle, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or its affiliates.

5.

I hereby warrant and undertake that upon the acceptance of all rights and payments mentioned in Section 2 hereinabove, neither myself, nor anyone on my behalf, has nor shall have any claims, demands and/or causes of action, against the Company its parent company and/or its subsidiaries, its assigns, agents, officers, directors, shareholders and/or affiliates, concerning my employment by the Company and/or the termination of such employment, including, without limitation, any and all claims, demands and/or causes of action in connection with severance pay, social or pension payments or deductions, salaries or wages of any kind, stock options, any advanced notice or pay in lieu thereof, overtime pay, pay for work on the weekly day of rest or during holidays, any and all reimbursements or refunds for expenses of any kind, including, without limitation, for traveling, recreation pay, vacation pay or redemption of such, sick pay or pay for sick days not utilized, any payment and/or social benefit of any kind whatsoever.

6.	I hereby confirm that I have reviewed my rights and I was given any and all explanations regarding my rights to my full satisfaction, to the extent that I have requested such explanations concerning the rights and sums I am entitled to receive from the Company or any affiliate of the Company. I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in Section 2.

7.	If I violate the undertakings contained herein, then in addition to all remedies in law and/or equity available to the Company and its affiliates, I shall forfeit all accrued but unpaid severance payments owing to me hereunder, and I shall immediately pay to the Company (and the Company shall be entitled to off-set from any amount owing to me) an amount in cash equal to any payments (in excess of statutory entitlements) previously made hereunder, without regard to any taxes that may have been deducted from such amount.

8.	This letter is and shall, be considered a settlement and notice of waiver in accordance with Section 29 of the Severance Pay Law of 1963.

Executive’s Signature

Aharon Levy